FUNITED STATES SECURITIES AND EXCHANGE DOMMISSION



                                               Document is copied.
                    U.S. SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                                  FORM 3

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

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1. Name and Address of Reporting Person*
     Cohen  Stephen
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 (Last) (First) (Middle)
     21 Corwin Crescent
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(Street)
     Toronto, Ontario  M3H 1Z9
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(City) (State) (Zip)

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2. Date of Event Requiring Statement (Month/Day/Year)
     01/31/01
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3. IRS Identification Number of Reporting Person, if an Entity (Voluntary)

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4. Issuer Name and Ticker or Trading Symbol
     American Electric Automobile Company, Inc.   "AEAC"
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5. Relationship of Reporting Person to Issuer (Check all applicable) [X] Director [ ] 10% Owner [X] Officer (give title below) [ ] Other (specify below)
 	Secretary and Treasurer
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6. If Amendment, Date of Original (Month/Day/Year)
     Not Applicable
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7. Individual or Joint/Group Filing (Check applicable line) [X] Form Filed by 1 Reporting Person [ ] Form Filed by More than 1 Reporting Person

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         Table I -- Non-Derivative Securities Beneficially Owned
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                                         3. Ownership Form:  4. Nature of
1. Title        2. Amount of Securities     Direct (D) or       Indirect
   of Security     Beneficially Owned       Indirect (I)        Beneficial
   (Instr. 4)      (Instr. 4)               (Instr. 5)          Ownership
                                                                (Instr. 4)

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Common Stock      77,000                     D

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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.


                              SEC 1473 (3-99)


FORM 3 (continued)

              Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

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                                                                                               5. Owner-
                                             3. Title and Amount of Securities                    ship
                                                Underlying Derivative Security                    Form of
                        2. Date Exercisable    (Instr. 4)                                         Derivative
                        and Expiration Date  ---------------------------------   4. Conver-       Security:
                        (Month/Day/Year)                          Amount            sion or       Direct      6. Nature of
                        -------------------                       or                Exercise      (D) or         Indirect
                        Date       Expira-                        Number            Price of      Indirect       Beneficial
1. Title of Derivative  Exer-      tion                           of                Derivative    (I)            Ownership
   Security (Instr. 4)  cisable    Date         Title             Shares            Security      (Instr. 5)     (Instr. 5)
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Explanation of Responses:

Restricted shares issued for services.


STEPHEN COHEN
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STEPHEN COHEN                                             February 7, 2001
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**Signature of Reporting Person                                 Date